Exhibit 4.5

AMENDMENT NO. 4 TO

ONEOK, INC. 401(K) PLAN

(As amended and restated effective January 1, 2014)

1.    Effective January 1, 2015, Paragraph 12 of Article I of the Plan is amended in its entirety to read as follows:

12.	Committee

The ONEOK, Inc. Benefit Plan Administration Committee ~~authorized by the Board of Directors to~~ that is responsible for administering the Plan in accordance with paragraph 1. of Article XV hereof.

2.    Effective January 1, 2015, Paragraph 1.E. of Article IX of the Plan is amended by inserting the following as a new subparagraph at the end thereof:

Notwithstanding anything to the contrary expressed or implied herein, no member of the Committee who is a senior officer and reports directly to the Company’s Chief Executive Officer shall be permitted to vote on the continued availability of ONEOK common stock as an investment option under the Plan.

3.    Effective January 1, 2015, Paragraph 1 of Article XV of the Plan is amended in its entirety to read as follows:

1. ONEOK,	Inc. Benefit Plan Administration Committee

The Plan shall be administered by the ONEOK, Inc. Benefit Plan Administration Committee (the “Committee”) consisting of the Company’s Senior Vice President, Chief Financial Officer and Treasurer, Vice President – Human Resources and Vice President – Treasury, and their respective successors in title or duties, authority and function. The Company’s Senior Vice President, Chief Financial Officer and Treasurer shall serve as Chair of the Committee and may appoint additional members to such Committee, in his sole discretion ~~not less than three (3) members, who shall be appointed from time to time by the Board of Directors and shall serve at the pleasure of the Board~~. Each of the members of the Committee may from time to time designate an alternate who shall have full power to act in his/her absence or inability to act. Members of the Committee may participate in the benefits under the Plan provided they are otherwise eligible to do so. Except as otherwise provided by the Board of Directors, no member of the Committee shall receive any compensation for his/her services as such. No bond or other security shall be required of any member of the Committee in such capacity in any jurisdiction. In the absence of the Chairman of the Committee, the alternate designated by the Chairman shall preside at the meetings of the Committee. The Committee shall serve as the plan administrator within the meaning of Section 3(16)(A) of ERISA.

4.    Effective January 1, 2015, Paragraph 2 of Article XV of the Plan is amended in its entirety to read as follows:

2. Trust,	Trustee and Committee

The Company and Fidelity Management Trust Company, N.A., have entered into a Trust Agreement pursuant to which the Fidelity Management Trust Company is to act as Trustee under the Plan. The Company may, without further reference to or action by any Employee, Participant, or any subsidiary of the Company participating in the Plan, (a) from time to time enter into such further agreements with the Trustee or other parties, and make such amendments to said Trust Agreement or such further agreements, as the Company may deem necessary or desirable to carry out the Plan; (b) from time to time designate successor Trustees which in each case shall be a bank or trust company having capital and surplus of not less than five hundred million dollars ($500,000,000); and (c) from time to time take such other steps and execute such other instruments as the Company may deem necessary or desirable to put the Plan into effect or to carry it out. The ~~Board~~ ONEOK, Inc. Benefit Plan Sponsor Committee shall determine the manner in which the Company shall take any such action. Moreover, the Committee may execute such further agreements with the Trustee or other parties as it reasonably deems necessary to fulfill its own obligations with respect to administration of the Plan.

The Committee shall advise the Trustee in writing with respect to all benefits which become payable under the terms of the Plan and shall direct the Trustee to pay such benefits from the respective Participants’ Accounts. The Committee shall have such other powers and duties as are specified in this instrument as the same may from time to time be constituted, and not in limitation but in amplification of the foregoing, the Committee shall have ~~power, to the exclusion of all other persons, in its~~ sole ~~discretion~~ discretionary authority~~,~~ to make all determinations and interpretations with respect to administration of the Plan, to interpret or construe the provisions of this instrument and to determine all questions that may arise hereunder as to the status and rights of Participants and others hereunder, to decide any disputes which may arise hereunder; to construe and determine the effect of beneficiary designations; to determine all questions that shall arise under the Plan, including questions as to the rights of Employees to become Participants, as to the rights of Participants, and including questions submitted by the Trustee on all matters necessary for it properly to discharge its duties, powers, and obligations; to employ legal counsel, accountants, actuaries, consultants and agents; to establish and modify such rules and regulations and prescribe forms for carrying out the provisions of the Plan not inconsistent with the terms and provisions hereof, as the Committee may consider proper and desirable; to open, close and manage accounts at one or more commercial banks, investment banks, trust companies, broker-dealers, investment advisers, investment managers, registered investment companies, investment funds and other financial institutions; to deposit and withdraw money, securities or other property in and from such accounts and provide written or oral instructions with respect to the administration and management of such accounts; to make, sign, furnish, deliver or file reports, returns, forms or other instruments with respect to, on behalf of or for the Plan or Trustee; and in all things and respects whatsoever, without limitation, to direct the administration of the Plan and Trust with the Trustee being subject to the direction of the Committee. The Committee shall establish and maintain reasonable procedures governing the filing of benefit claims, notification of benefit determinations and appeal of adverse benefit determinations, as described in and consistent with paragraph 7. of this Article XV, below, and which shall also be described in the summary plan description for the Plan. The Committee may supply any omission or reconcile any inconsistency in this instrument in such manner and to such extent as it shall deem expedient to carry the same into effect and it shall be the sole and final judge of such expediency. The Committee may adopt such regulations with respect to the signature by an Employee, Participant and/or the spouse of an Employee or Participant to any directions or other papers to be signed by Employees or Participants and similar matters as the Committee shall determine in view of the laws of any state or states.

5.    Effective January 1, 2015, Paragraph 3 of Article XV of the Plan is amended in its entirety to read as follows:

3. Allocation	of ~~Plan Fiduciaries~~ Fiduciary and Settlor Responsibilities

The administrator (within the meaning of Section 3(16)(A) of ERISA) and named fiduciary of the Plan (within the meaning of Section 402 of ERISA), who shall have authority to control and manage the operation and administration of the Plan, is the Committee. The Fiduciary may serve in more than one (1) fiduciary capacity under the Plan. It may employ one (1) or more persons to render advice to it. It may delegate ministerial functions to any person or persons. The Trustee and the Company may by agreement in writing arrange for the delegation by the Trustee to the Committee of any of the Trustee’s functions except the custody of the assets, the voting with respect to shares held by the Trustee, and the purchase and sale or redemption of securities. Any appointment of an additional or replacement named fiduciary in accordance with this paragraph will be subject to advance approval of the Board of Directors of the Company.

Except for those authorities and responsibilities which are expressly reserved to the Board of Directors herein, the ONEOK, Inc. Benefit Plan Sponsor Committee shall possess and exercise all non-fiduciary “settlor” authority to act on behalf of the Company with respect to the Plan. The ONEOK, Inc. Benefit Plan Sponsor Committee shall consist of the Company’s President and Chief Executive Officer; Executive Vice President and Chief Administrative Officer; Senior Vice President, Chief Financial Officer and Treasurer; Senior Vice President, General Counsel and Assistant Secretary; Senior Vice President – Market Analysis; Vice President – Human Resources; Vice President, Secretary and Associate General Counsel; and their respective successors in title or duties, authority and function.

6.    Effective January 1, 2015, Paragraph 1 of Article XXIV of the Plan is amended in its entirety to read as follows:

1. Amendment	and Termination of Plan

The Company hopes and expects to continue the Plan indefinitely. However, the right to amend, modify or terminate the Plan is necessarily reserved by the Company. The amendment or modification of the Plan may be made by the ~~Chief Executive Officer of the Company, upon approval by the~~ ONEOK, Inc. Benefit Plan ~~Administration~~ Sponsor Committee~~,~~ executing or approving a written instrument containing such amendment or modification as ~~he~~ it deems necessary or advisable ~~(pursuant to authority which has been duly delegated to him by the Board and is hereby acknowledged and recognized)~~; provided, that no amendment or modification of the Plan which would increase the benefits provided to Participants or increase contributions required to be made by the Company under the Plan, or to terminate the Plan, shall be made unless such amendment or modification is authorized pursuant to a resolution adopted by the Board of Directors.